Exhibit 99.1

The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


            READER'S DIGEST COMPLETES AMENDMENT OF CREDIT AGREEMENTS

PLEASANTVILLE, NY, June 26, 2003 - The Reader's Digest Association, Inc. (NYSE:
RDA) announced today that the company and its syndicate of lenders have amended its term loan and revolving credit facility agreements to provide more flexible terms.

         "We successfully amended our agreements to achieve greater flexibility to pursue actions necessary to attain our long-term financial objectives," said Michael S. Geltzeiler, Senior Vice President and Chief Financial Officer. The amendments pertain largely to the "leverage" covenant in both agreements, which specifies the maximum ratio of the company's debt to EBITDA (earnings before interest, taxes, depreciation, amortization and other items specified in the credit agreements). In the third quarter, EBITDA was adversely affected by restructuring charges associated with actions taken by the company intended to strengthen certain businesses.

          Under the amended agreements, the company's interest rates are tied to LIBOR, plus a mark-up. At the company's current credit ratings, the revised interest rate paid on borrowings will become LIBOR plus 2.75 percentage points. With LIBOR currently at about 1 percent, the company expects near-term interest rates will remain considerably below the 5-to-6 percent level anticipated at the time of the initial borrowing.

         The original $950 million in term loan financing was arranged in 2002 in connection with the acquisition of Reiman Publications LLC and the recapitalization of Reader's Digest stock. During Fiscal 2003, the company plans to repay $85 million in term loan borrowing, more than twice the required payment of $32 million. The company expects to pay down $50 million of that amount in the fourth quarter alone. At year end, outstanding gross debt is expected to be approximately $865 million.

         The Reader's Digest Association, Inc., is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. The company's main Web site is at www.rd.com. Revenues were $2.4



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billion for the fiscal year ended June 30, 2002. Global headquarters are located at Pleasantville, New York.

         This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

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